HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
                For the Six Months Ended March 31, 2000 and 1999
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                    Six Months Ended
                                                        March 31,
                                                 2000              1999
Cash Flows from Operating Activities:
  Interest Received                         $  42,063         $  39,609
  Other Income Received                         2,841             1,210
  Legal, Audit and Management Fees Paid       (30,382)          (21,848)
  Cash Paid to Suppliers for
    Operating Expenses                        (13,788)          (17,834)

  Net Cash Provided
    by Operating Activities                 $     734         $   1,137

Cash Flow from Investing Activities:
  Principal Collected on Real Estate
    Contracts                                 177,640            17,993
  Purchase/Sale of Real Estate Contracts     (153,954)                0
  Purchase of Note Receivable                 (15,000)           (2,297)
  Buyers Escrow Received (Paid)                   293              (827)
  Tax Certificates Collected                      185                 0
  Principal Paid On Contracts Payable            (304)                0

    Net Cash Provided (Used)
      by Investing Activities               $   8,860         $  14,869

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $   9,594         $  15,006
Cash & Cash Equivalents at
  Beginning of Period                       $   5,963         $  34,183

Cash and Cash Equivalents at End of Period  $  15,557         $  50,189